UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 22, 2009
 (Date of Earliest Event Reported)

Shrink Nanotechnologies, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	333-138083 (Commission File Number)	20-2197964 (I.R.S. Employer Identification No.)

2038 Corte Del Nogal, Suite 110
Carlsbad, CA  92011
 (Address of principal executive offices)

760-804-8844
 (Registrant's telephone number, including area code)

 (Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 5.02.     Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director

Effective as of June 22, 2009, Dr. Heiner Dreismann was appointed to the board of directors of Shrink Nanotechnologies, Inc., a Delaware corporation (the “Company”), bringing the number of persons on the Company’s board to four, consisting of Mark L. Baum, Esq., James B. Panther II, Marshall Khine and Dr. Heiner Dreismann.

Heiner Dreismann, Ph.D. is an international executive with more than 24 years experience in the biotech and healthcare industries. Dr. Dreismann has a proven track record in general management with P&L responsibility as well as management of corporate functions such as research and development, manufacturing, marketing, business development, licensing, mergers and acquisitions and several board memberships of public and private companies.  Dr. Dreismann served as the President and CEO of Roche Molecular Systems, Inc., from 2000-2006, leading a staff of more than 1,600 and growing the RMS molecular IVD business from $640M to $1.2B in annual sales.  Prior to serving as the senior executive at Roche Molecular Systems, Inc., Dr. Dreismann served as the Head of Global Business Development at Roche Diagnostics, responsible for business development for the Roche Diagnostics $7B IVD business.  From 1997 to 1999, Dr. Dreismann served as the Head of Integration for Roche Diagnostics, managing the merger of the Roche Diagnostics’ IVD business with Boehringer Manheim.  Dr. Dreismann served in a number of other leadership capacities at Roche Diagnostics and Roehm GmbH, dating back to 1983.  Dr. Dreismann’s post-doctoral fellowship was earned at the French Center for Nuclear Research in Saclay (near Paris).  He earned his Masters Degree Diploma in Biology from Westfaelische Wilhelms University, Muenster, a Ph.D. in Microbiology/Molecular Biology from Westfaelische Wilhelms University, Muenster (summa cum laude).  Dr. Dreismann currently serves on the Boards of Nanogen, GeneNews, Vectrant Technologies, Sirius Genomics, Smart Holograms, OxFord BioDynamics, Magellan Diagnostics, Singulex, MedBioGene, BioHelix, Celula,Inc. and AlliedPath.

Consulting Agreement

Effective as of June 22, 2009, and simultaneously with the appointment of Dr. Dreismann as a director of the Company, the Company entered into a consulting agreement with Dr. Dreisman (the “Consulting Agreement”).  The Consulting Agreement is further described under “Item 8.01.  Other Matters” below and is filed as an exhibit to this Report, the provisions of which are incorporated by reference herewith

Item  8.01.      Other Matters.

Change of Trading Symbol

Effective as of June 24, 2009, the Company was advised by FINRA that its ticker symbol has been changed as a result of its name change, to INKN.

Consulting Agreement

Effective as of June 22, 2009, and simultaneously with the appointment of Dr. Dreismann as a director of the Company, the Company entered into the Consulting Agreement with Dr. Dreismann.  The material terms of the Consulting Agreement provide, among other terms,  that Dr. Dreismann shall dedicate not less than two days per month, as reasonably requested by the Company and as the Consultant’s schedule permits, towards providing life sciences related advisory services and assist in procuring strategic partners and relationships.  The term of the Consulting Agreement is one year, provided that it may be extended at the end of each year.

Compensation

Quarterly Cash Fee.   The Consulting Agreement provides for compensation to Dr. Dreismann in the form of a base fee and a success fee.  The base fee (the “Quarterly Cash Fee”) to be paid shall be $20,000 each quarter, to be paid, at the consultants discretion, in cash or common stock of the Company, provided, that a limitation on payments in cash is to the extent of multiplying: (i) fifteen percent (15%) and (ii) the aggregate of: (A) the (net of fees) amount, exclusive of a pass through investment, of any new debt or equity investment into the Company by a non-affiliated third party during the term of the Agreement; and (B) all Strategic Party Income, as defined below.

Additional Success Fees.  The Consulting Agreement also provides for a “success based” fee to be paid within 90 days of the end of the Company’s fiscal year from cash received from either (i) sublicensing agreements entered into with certain third parties introduced by the Mr. Dreismann or (ii) revenues generated from the sale of goods or services to parties introduced by Mr. Dreismann (“Strategic Party Income”).  Specifically, the consultant will be paid:

•	5% of Strategic Party Income, net of all royalties and dividends payments, or

•
3%   of the revenues received by the Company from the sale of goods and services to or through a strategic party introduced by Mr. Dreismann, net of costs of goods or services and a pro-rata allocation of sales, general and administrative costs.

Notwithstanding the foregoing, the Company shall receive a credit towards any Success Fee otherwise payable during a year, of an amount equal to the amount of Quarterly Cash Fees paid to the consultant at the time a Success Fee is due, and in any event, such an amount shall not exceed $80,000; with an upper limit on Success Fees of five million dollars ($5,000,000).

The foregoing is a brief summary only of the Consulting Agreement, a copy of which is filed as an exhibit to this report, the provisions of which are incorporated by reference herein.

Additionally, a copy of the press release relating to the appointment of Dr. Dreismann, as well as the change in the Company’s trading symbol to INKN, is attached as an exhibit to this Report.

 Item 9.01.     Financial Statements and Exhibits

(d) Exhibits.

10.1	Consulting Agreement, dated as of June 22, 2009, by and between Heiner Dreismann and Shrink Nanotechnologies, Inc.
99.1	Press Release Dated as of June 25, 2009 relating to appointment of director and symbol change.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHRINK NANOTECHNOLOGIES, INC.

Date: June 24, 2009                                                                               By:  /s/ Mark L. Baum, Esq.
Name:        Mark L. Baum, Esq.
Title:          Chief Executive Officer